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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                     CONTACT:  LES VAN DYKE
                                                    DIRECTOR, INVESTOR RELATIONS
                                                                  (281) 492-5370


                DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES TWO NEW
                                LETTERS OF INTENT

Houston, Texas, February 8, 2005 -- Diamond Offshore Drilling, Inc. (NYSE: DO) today announced that it has signed Letters of Intent (LOI) for term contracts utilizing the Ocean Baroness and Ocean Rover, two 5th generation semisubmersibles currently operating in South East Asia.

The expected revenue from the combined contracts is approximately $243 million. Under the Ocean Baroness LOI, the rig is expected to relocate to the U.S. Gulf of Mexico for a one-year contract with Amerada Hess Corp., following completion of its current work in Indonesia in May 2005. The Baroness is projected to require between 90 and 120 days to mobilize to U.S. waters prior to commencement of the contract. The Ocean Rover LOI would provide for an approximately 950-day extension of the rig's current work with Murphy Oil Corp. The contract is expected to include the drilling portion of Murphy's Kikeh development offshore Malaysia.

Larry Dickerson, President and Chief Operating Officer, said, "These new agreements provide continuing evidence of the strength of the deepwater markets as we begin to build backlog extending into 2006 and 2007 and beyond, and reinforce our previously announced decision to move forward with the upgrade of the Ocean Endeavor for 5th generation ultra-deepwater service."

Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling. The Company's fleet of 45 offshore drilling rigs consists of 30 semisubmersibles, 14 jack-ups and one drillship.

Statements in this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, statements concerning commitments for drilling work or contracts, future dayrates, and future contracts. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected, including the risk that a Letter of Intent may not result in a binding contract. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings with the Securities and Exchange Commission. These factors include, among others, general economic and business conditions, casualty losses, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory


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initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based. Additional information on Diamond Offshore Drilling, Inc. and access to the Company's SEC filings is available on the Internet at www.diamondoffshore.com.


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